Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Oragenics, Inc. for the registration of 185,186 shares of its common stock and to the incorporation by reference therein of our report dated January 28, 2005 with respect to the financial statements of Oragenics, Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Certified Public Accountants
Tampa, Florida
January 17, 2007